Exhibit 99.1

PRESS RELEASE

CONTACT:

Laura Barton

Odyssey Marine Exploration, Inc.

(813) 876-1776 x 2562

laura@odysseymarine.com

Odyssey Marine Exploration Announces Significant Debt Reduction and

Continued Focus on Mineral Exploration and Development

TAMPA, Fla., October 5, 2021 (BUSINESSWIRE) Odyssey Marine Exploration, Inc. (NASDAQ:OMEX), a global subsea mineral exploration and development company, announced today that it entered into an agreement with Monaco Financial, LLC and other parties (Parties) on October 4, 2021, that significantly reduces Odyssey’s indebtedness and improves its overall capital structure.

Under the terms of the agreement, Odyssey will issue the Parties 984,848 shares of common stock at $6.60 per share and pay $500,000 in cash, in exchange for the cancelation of approximately US $14.5 million in principal and accrued interest outstanding under various notes, including the Parties’ right to convert the indebtedness into Odyssey’s Oceanica equity. As additional consideration, Odyssey relinquished its right to receive a percentage of the proceeds the Parties may receive from certain shipwreck projects and agreed to pay an additional $2.5 million to the Parties by December 1, 2021. The Parties have the option to convert this $2.5 million into shares of Odyssey’s common stock. It is important to note that Odyssey expects to receive proceeds from a separate legacy shipwreck project within the next 60 days that we believe will be more than sufficient to cover the additional obligation.

“This is a watershed moment for Odyssey Marine Exploration as we close an important chapter in our history—the legacy shipwreck exploration business,” stated Mark D. Gordon, Odyssey’s Chairman and Chief Executive Officer. “We have benefitted greatly from the vast knowledge and experience gained during our nearly 30 years of pioneering deep-ocean exploration work including shipwreck and mineral projects thousands of meters deep. This expertise provided the platform for us to become a world leader in subsea mineral exploration, validation and development.”

“This agreement is a major step towards strengthening our balance sheet and improving liquidity,” noted Christopher E. Jones, Odyssey’s Chief Financial Officer. “This will be a continued focus as we evaluate strategic investments and industry partnerships intended to position Odyssey for financial success in our subsea mineral exploration business,” Jones continued.

Odyssey’s focus remains on increasing the value of its diversified mineral portfolio through the development of new projects, acquiring additional equity in current projects and by de-risking projects as they move through operational stages on the value curve.

Odyssey’s current priorities include:

•	Successfully pursuing its NAFTA claim for the ExO phosphate project. With legal efforts fully funded, Odyssey remains optimistic and resolute in its efforts to protect the interests of shareholders.

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Developing the Lihir Subsea Gold project in Papua New Guinea, where the exploration license was recently renewed. Odyssey holds a majority interest in the project and expects to begin preliminary offshore operations by the end of the year.

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Supporting its current investment in the CIC Project where it currently holds a 13% interest. The CIC Consortium, which includes Odyssey and Royal Boskalis Westminster NV, is seeking an exploration license in the EEZ of a Pacific Island nation.

•	Expanding its mineral portfolio and utilizing the vast experience gained from the ExO project via new potential projects in the Caribbean, South America, and the Pacific Rim.

•	Developing strategic partnerships that enhance capabilities to develop and monetize seafloor mineral projects.

•	Strengthening the balance sheet and improving liquidity with strategic investments and industry partnerships.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is a deep-ocean exploration pioneer engaged in the discovery, validation, and development of subsea minerals deposits in a socially and environmentally responsible manner. Odyssey’s growing project portfolio includes different mineral sets in various jurisdictions around the world. The company’s mission is to drive superior economic returns by providing critical mineral resources in a manner that has a net positive impact on the global environment. Odyssey also provides marine services for private clients and governments. For additional details, please visit www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission on March 31, 2021. The financial and operating projections as well as estimates of mining assets are based solely on the assumptions developed by Odyssey that it believes are reasonable based upon information available to Odyssey as of the date of this release. All projections and estimates are subject to material uncertainties and should not be viewed as a prediction or an assurance of actual future performance. The validity and accuracy of Odyssey’s projections will depend upon unpredictable future events, many of which are beyond Odyssey’s control and, accordingly, no assurance can be given that Odyssey’s assumptions will prove true or that its projected results will be achieved.

Cautionary Note to U.S. Investors

The U.S. Securities and Exchange Commission (SEC) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “measured”, “indicated,” “inferred” and “resources,” which the SEC guidelines strictly prohibit us from including in our filings with the SEC. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. U.S. investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally mineable, and are urged to consider closely the disclosures in our Form 10-K which may be secured from us or from the SEC’s website at http://www.sec.gov/edgar.shtml.

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